Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion analyzes our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Annual Report Form 10-K. This discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. Known material factors that could affect our financial performance and actual results, and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this discussion or otherwise made by our management, are described in “Risk Factors.” Factors that could cause or contribute to such difference are not limited to those identified in “Risk Factors.”

Overview

We are a leading home and community-based healthcare services platform, focused on delivering complementary pharmacy and provider services to complex patients. We have a differentiated approach to care delivery, with an integrated and scaled model that addresses critical services that the highest-need and highest-cost patients require. With a focus on Senior and Specialty patients, our platform provides pharmacy and provider services (both clinical and supportive care in nature) in lower-cost home and community settings largely to Medicare, Medicaid, and commercially-insured populations. Our presence spans all 50 states, we serve over 440,000 patients daily through our approximately 10,000 clinical providers and pharmacists, and our services make a profound impact in the lives and communities of the people we serve.

We have built a significant presence and capability in delivering complementary and high-touch daily healthcare services and programs to complex patients in their homes and in facilities in order to address their multiple health needs and requirements more completely, through two reportable segments: Pharmacy Solutions and Provider Services. In pharmacy, we leverage our national infrastructure to provide daily medication therapy management to various customer and patient types wherever they reside in the community, including home and in-clinic infusion patients, oncology and other specialty patients in their homes, residents of independent and senior living communities, people receiving hospice care, neuro and Behavioral clients’ and patients’ homes, residents of skilled nursing and rehabilitation facilities, hospital patients, and the homes of Seniors who are on a significant number of medications. Within Provider Services, we address the clinical and supportive care needs of Senior and Specialty populations, including neuro patients, primarily in their homes, as well as some clinic settings. Our clinical services consist of home health and hospice and rehab therapy, and our supportive care services address activities of daily living and social determinants of health as well. We also provide home-based primary care for patients in senior living communities, long-term care, and individual homes to directly manage and optimize patient outcomes and to enable value-based care. By providing these complementary and necessary services for complex patients, our care model is designed to address multiple patient needs and better integrate health services delivery to improve quality and patient experiences, while reducing overall costs.

Discontinued Operations

On January 17, 2025, the Company entered into a purchase agreement with National Mentor Holding, Inc. to divest our community living services, home and community based waiver programs, and intermediate care facilities (the “Community Living business”), for $835 million, subject to typical adjustments for working capital and other customary items. We expect the divestiture to close in 2025, subject to customary closing conditions. This transaction provides for continuity of important intellectual and developmental disability services while BrightSpring focuses on a concentrated group of customers, patients and stakeholders in the future. We believe the Company’s streamlined service offerings will result in increased strategic focus, operational efficiencies, a refined payer mix, and greater clinical integration and business synergy across the Provider Services segment. The divestiture will also augment our expected Revenue and Adjusted EBITDA growth rates and maximize exposure to target growth markets that require BrightSpring’s needed and valuable solutions, such as home health, rehab, primary care, and hospice.

The Company has determined the divestiture of the Community Living business represents a strategic shift that will have a major effect on its business and therefore met the criteria for classification as discontinued operations. As a result, the financial results of the Community Living business, which were previously reported as part of our Provider Services segment, have been classified as discontinued operations in the audited consolidated statements of operations, and its assets and liabilities have been classified as held for sale for all periods presented. Unless otherwise noted, amounts and disclosures throughout this Management’s Discussion and Analysis relate to our continuing operations. Refer to Part II, Item 8. Note 2 for additional information regarding discontinued operations.

2024 Key Highlights

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Completion of our Initial Public Offering (“IPO”) on January 30, 2024
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Extinguishment of our Second Lien Facility
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Paydown and modification of our First Lien Facility, including interest rate refinancings that resulted in interest savings
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$63.3 million of equity awards granted to management and certain other full-time employees at the time of our IPO
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7.7 million restricted stock units granted to certain full-time employees in the second fiscal quarter of 2024, as disclosed in connection with our IPO
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Completed eight acquisitions within our Pharmacy Solutions and Provider Services segments
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Announcement of the pending divestiture of our Community Living business on January 20, 2025

Financial Performance Highlights: Fiscal Year 2024 Compared to Fiscal Year 2023

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Revenue grew by $2.4 billion, or 31.0%, to $10.1 billion
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Pharmacy Solutions segment revenue grew by $2.2 billion, or 34.2%, to $8.8 billion
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Provider Services segment revenue grew by $149.4 million, or 12.8%, to $1.3 billion
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Net loss decreased by $113.3 million from $182.3 million to $68.9 million; when excluding the approximately $30 million quality incentive payment (“QIP”) received in 2023, net loss decreased by $143.6 million
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Adjusted EBITDA(1) increased by $38.9 million, or 9.2%, to $460.2 million; when excluding the approximately $30 million QIP received in 2023, Adjusted EBITDA increased by $69.1 million or 17.7%
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Pharmacy Solutions segment EBITDA grew by $23.7 million, or 6.4%, to $394.7 million; when excluding the approximately $30 million QIP received in 2023, Pharmacy Solutions segment EBITDA increased by $53.9 million or 15.8%
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Provider Services segment EBITDA grew by $35.9 million, or 21.2%, to $205.3 million
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Loss per share decreased by $1.22 from $(1.31) to $(0.09)
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Adjusted EPS (1) increased by $0.37 from $(0.02) to $0.35

(1) Reconciliation of GAAP to non-GAAP results is provided in the section “Non-GAAP Financial Measures” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

Our Service Offerings

We are one of the largest independent providers of home and community-based health services in the United States, delivering both pharmacy and provider services. We believe our high-quality and complementary health services offerings address significant and important patient and stakeholder needs. We enhance patient outcomes through the delivery and coordination of high-quality services that high-need, high-cost patients require. Our services are principally delivered in patient-preferred and lower-cost settings and often over longer periods of time, given the chronic nature of the patient conditions that we address. We believe our breadth of service capabilities and proven outcomes position us as a provider of choice for patients, families, referral sources, customers, and payors. We deliver services through two reportable segments: Pharmacy Solutions and Provider Services.

The following table summarizes the revenues generated by each of our reportable segments for the two most recent years:

	For the Years Ended December 31,
($ in millions)	2024		2023
	Revenue	% of Revenue	Revenue	% of Revenue
Pharmacy Solutions	$8,754.3	86.9%	$6,522.5	84.8%
Provider Services	1,317.9	13.1%	1,168.5	15.2%
Consolidated	$10,072.2	100.0%	$7,691.0	100.0%

Pharmacy Solutions

We opportunistically provide pharmacy services when and where demanded and as required to customers and patients in their homes and communities, often in coordination with our provider services. The Company filled over 41 million prescriptions in 2024 from over 180 pharmacies across all 50 states, with services delivered to approximately 7,100 customer locations, more than 60,000 individual or group homes, and over 400,000 patients, all through over 4,700 unique customer and payor contracts. Our leading pharmacy support across customer and patient settings is achieved through a focus on medication availability and reliability, cost containment, customer staff and patient support programs, clinical and regulatory education and support, and leading customer service. Infusion and Specialty Pharmacy prescriptions and Home and Community Pharmacy prescriptions have grown at more than 22% and 11%, respectively, from December 2023 to December 2024. We have a unique opportunity to increasingly provide more pharmacy services in the future to provider patients and patients transitioning across settings of care. Almost every one of the Company’s patients who receive provider services from us have a significant medication support need given their polypharmacy profile, which we have the opportunity to further address.

Infusion and Specialty Pharmacy

We provide infused, injectable, and oral medication services in the home and clinic focused on pharmaceutical therapies that require expert administration and high-touch clinical services to patients by our pharmacists, registered nursing staff, and patient support teams. Infusion therapy services are a specialty form of pharmaceuticals that involve the intravenous administration of higher-cost, specially-handled medications that treat a wide range of acute and chronic health conditions, including, for example, infections, auto-immune illnesses, oncology, multiple sclerosis, hemophilia, and nutritional deficiencies. Oral and injectable medication therapies for complex disease management treat oncology, neurology, dermatology, cardiology, immunology, inflammatory, rare and orphan, and other conditions. Within oncology, as one of the leading independent specialty pharmacies in the United States, our services encompass clinical coordination, patient education, protocol compliance, patient assistance with insurance access and outside funding, and timely delivery of medication. Our certified oncology pharmacists are available 24/7 to provide support for patients and caregivers while working in close coordination with their physicians.

As a result of our unique capabilities in serving pharmaceutical manufacturers and biotech companies, we have exclusive or preferred relationships in specialty oncology drugs, as manufacturers select our pharmacy – exclusively or as part of a group of a few other pharmacies – to distribute and support their therapies in the market. We currently have 125 limited distribution oncology drugs in the market, with an additional 16 in the pipeline still to launch over the next 12 to 18 months.

Home and Community Pharmacy

Our home and community-based pharmacy solutions ensure that medications are accessible and clinically supported for patients outside of retail pharmacies. The Company’s footprint of pharmacies covers all 50 states with a localized model that features “white-glove” and customized programs and allows for faster response times and a better customer and patient experience. We service customer locations typically multiple times a day and 24/7 as needed, within a radius of approximately 100 miles of a pharmacy location. Our pharmacy services are all customized to specific settings and patients among the Senior and Specialty populations served, for example whether a patient receiving our medications is in a senior living community, a behavioral group home, or a hospice patient in their own home.

Provider Services

We deliver a variety of impactful and valuable provider services to high-need, chronic, and complex patients in home and community settings. These services consist of clinical and supportive care to approximately 17,000 Senior and Specialty populations, with both census for Home Health Care services specifically, and rehab hours served, having grown approximately 9% and 13% from December 2023 to December 2024, respectively. While the clinical services that we provide have demonstrated attractive volume growth over the past several years, supportive care services have also demonstrated stability and growth due to the valuable nature of these services that address activities of daily living and social determinants of health. Many of our provider patients also receive their pharmacy services through the Company, which helps to optimize their pharmacy and medication care and needs, simplify their experience, and improve their satisfaction.

On January 17, 2025, the Company entered into a purchase agreement with National Mentor Holding, Inc. to divest the Company's community living services, home and community based waiver programs, and intermediate care facilities (the “Community Living business”), for $835 million, subject to typical adjustments for working capital and other customary items. The Company expects the divestiture to close in 2025, subject to customary closing conditions. This transaction provides for continuity of important intellectual and developmental disability services while BrightSpring focuses on a concentrated group of customers, patients and stakeholders in the future. We believe the Company’s streamlined service offerings will result in increased strategic focus, operational efficiencies, a refined payer mix, and greater clinical integration and business synergy across the Provider Services segment. The divestiture will also augment the Company’s expected Revenue and Adjusted EBITDA growth rates and maximize exposure to target growth markets that require BrightSpring’s needed and valuable solutions, such as home health, rehab, primary care, and hospice. The Company has determined the divestiture of the Community Living business represents a strategic shift that will have a major effect on its business and therefore met the criteria for classification as discontinued operations. The results of operations of Community Living are excluded from continuing operations in the Company’s results of operations for the years ended December 31, 2023 and 2024.

Home Health Care

We provide patient-centric, highly skilled, and compassionate clinical care to Seniors and others in their homes. For Seniors and other patients recovering from surgery or illness or living with chronic diseases, we provide clinical home health care in the home. We also provide physical, emotional, and spiritual comfort and support primarily for Senior patients with terminal illnesses and their families through our hospice services. Like patients receiving home health care, our interdisciplinary hospice teams tailor individualized plans for patients and their families based on a comprehensive understanding of their needs. Our hospice patients require important daily pharmacy support, which we deliver through our pharmacy services.

We are continuing to build out specialized and different primary care capabilities through our home-based primary care medical home model and platform, which we view as central to the future of optimizing patient management, including patient experiences, outcomes, and cost. Home-based primary care is more patient-centered and incorporates patients’ specific objectives and goals by pro-actively addressing gaps in care and triaging health events in-place when possible, thus mitigating avoidable emergency room visits and hospitalizations. Home-based primary care coordinates care and resources for patients in pulling together previously disparate information and contact points into one place for more coordinated and informed patient care.

In addition to many of our provider patients also receiving their pharmacy services from the Company, our patients often receive multiple in-home provider services from the Company to improve outcomes, including home-based primary care and home health or hospice and transitions from home health to hospice. As more of our patients utilize the multiple needed services that they require and we provide, we pro-actively monitor patients and deploy triage tools through our Clinical (Nursing) Hub to address risks and optimize quality outcomes in real-time, particularly for higher risk patients. Within the Clinical (Nursing) Hub, we centralize on-call and tele-triage, perform high-risk patient monitoring and intervention, conduct “Aftercare” patient calls, and manage care coordination opportunities across the enterprise.

Rehab Care

Our Rehab Care services provide highly-skilled patient-centric clinical care to Senior and Specialty clients and patients living with age-related acute or chronic conditions, or recovering from a catastrophic neuro event (ABI/TBI or stroke) requiring intensive therapy. These services support individuals of all ages who need various forms of expert clinical care and therapy, including ABA therapies.

We provide specialized, highly-skilled, and custom-designed rehabilitation services, including physical, speech and occupational therapy and ABA, for clients and patients of all ages with a range of injuries and conditions, including brain and spinal cord injuries, stroke, pediatric neuro conditions, and autism. Our programs are principally administered in individuals’ homes and are predominantly based on individual support and clinical care plans designed to encourage greater independence and manage medical conditions.

Personal Care

Our Personal Care services provide home care support that assist with activities of daily living. These services allow Seniors who require long-term care and assistance with activities of daily living to maintain their independence at home with their families. These supportive care activities address social determinants of health, including dietary and nutrition management and cognitive and social engagement, among others, we offer these daily or weekly services.

Locations of Operations

We are headquartered in Louisville, Kentucky with operations in all 50 states, Puerto Rico, and Canada. We deliver a higher proportion of services in select regions with favorable demographics and regulatory environments.

We serve patients from and across approximately 8,000 offices, customer locations and group homes, as well as serving approximately 290,000 patients in their own homes, every day with co-location of our pharmacy and provider services in 39 states.

Payor Mix

We are characterized by payor diversification across our platform. Our payors are principally federal, state, and local governmental agencies, commercial insurance, private, and other payors. No payor represents more than 35% of our revenue in the aggregate for the years ended December 31, 2024 and 2023. Additionally, our Medicaid payors can be further broken down across each individual state with our top 10 Medicaid states representing 6% and 7% of total Company revenue for the year ended December 31, 2024 and 2023, respectively. The federal, state, and local programs under which we operate are subject to legislative and budgetary changes that can influence reimbursement rates.

	For the Years Ended December 31,
($ in millions)	2024		2023
	Revenue	% of Revenue	Revenue	% of Revenue
Commercial insurance	$2,528.1	25.1%	$1,810.2	23.6%
Medicaid	1,166.5	11.5%	979.1	12.7%
Medicare A	999.6	9.9%	958.6	12.4%
Medicare B	95.9	1.0%	82.8	1.1%
Medicare C	1,665.0	16.6%	1,450.4	18.9%
Medicare D	3,202.0	31.8%	2,031.9	26.4%
Private & other	415.1	4.1%	378.0	4.9%
	$10,072.2	100.0%	$7,691.0	100.0%

We provide our services across all 50 states, Puerto Rico and Canada, with our top 10 states of operations comprising 47% and 48% of total Company revenue for the years ended December 31, 2024, and 2023 respectively.

The following tables summarize the percentage of revenue generated by each payor type for each of our service offerings and reportable segments:

	For the Year Ended December 31, 2024
	Commercial insurance	Medicaid	Medicare Part A	Medicare Part B	Medicare Part C	Medicare Part D	Private & other	Total
Infusion and Specialty Pharmacy	20.5%	5.9%	0.0%	0.7%	15.4%	21.4%	0.9%	64.8%
Home and Community Pharmacy	2.9%	2.3%	5.4%	0.0%	0.0%	10.4%	1.1%	22.1%
Pharmacy Solutions	23.4%	8.2%	5.4%	0.7%	15.4%	31.8%	2.0%	86.9%
Home Health Care	0.3%	0.3%	4.5%	0.3%	1.2%	—	0.0%	6.6%
Rehab Care	1.3%	0.6%	0.0%	0.0%	0.0%	—	0.8%	2.7%
Personal Care	0.1%	2.4%	0.0%	0.0%	0.0%	—	1.3%	3.8%
Provider Services	1.7%	3.3%	4.5%	0.3%	1.2%	—	2.1%	13.1%
Consolidated BrightSpring	25.1%	11.5%	9.9%	1.0%	16.6%	31.8%	4.1%	100.0%

	For the Year Ended December 31, 2023
	Commercial insurance	Medicaid	Medicare Part A	Medicare Part B	Medicare Part C	Medicare Part D	Private & other	Total
Infusion and Specialty Pharmacy	19.6%	5.7%	0.0%	0.8%	18.0%	14.5%	1.2%	59.8%
Home and Community Pharmacy	2.0%	2.8%	7.1%	0.0%	0.0%	11.9%	1.2%	25.0%
Pharmacy Solutions	21.6%	8.5%	7.1%	0.8%	18.0%	26.4%	2.4%	84.8%
Home Health Care	0.3%	0.5%	5.3%	0.3%	0.9%	—	0.0%	7.3%
Rehab Care	1.6%	0.7%	0.0%	0.0%	0.0%	—	0.9%	3.2%
Personal Care	0.1%	3.0%	0.0%	0.0%	0.0%	—	1.6%	4.7%
Provider Services	2.0%	4.2%	5.3%	0.3%	0.9%	—	2.5%	15.2%
Consolidated BrightSpring	23.6%	12.7%	12.4%	1.1%	18.9%	26.4%	4.9%	100.0%

See Note 3 of the audited consolidated financial statements and related notes in this Form 10-K for information regarding revenue by payor type for each reportable segment for the years ended December 31, 2024 and 2023.

Trends and Other Factors Affecting Business

Continued Growth of our Pharmacy Solutions Patient Populations

We focus on providing health-dependent medications in a timely and well-supported manner to our patients receiving pharmacy solutions in their home and community-based settings. Our pharmacy services are primarily delivered directly to patients in their place of residence, home, or stay, and sometimes in a clinic setting. Our high-need Senior and Specialty patients depend on closely and expertly managed daily medication regimens that are supported by pharmacist and nurse consultants whom are available in a timely and 24/7 manner. According to industry reports, pharmacy solutions delivered to and tailored for the home environment, such as home infusion services, oncology services, and daily medication management services in the home, will continue to grow faster than the overall and general pharmacy market. Each of the end markets that these home and community-based pharmacy services supply and support are growing at attractive rates, and the lack of appropriate pharmacy medication management and resulting non-adherence among complex and polypharmacy patients in homes are significant contributors to ER visits, hospitalizations and increased costs.

We have continued to expand our pharmacy capabilities to serve this need. Overall, our pharmacy has grown patient census and prescriptions by 12% over the past year. We are a leading independent pharmacy provider in our respective pharmacy patient markets, and we expect to continue to increase our share. Our growth in serving numerous patient types has been well into the double digits, including home infusion patients, specialty oncology patients, behavioral patients, in-home Seniors, and hospice patients.

Continued Growth of our Provider Services Patient Populations

Our Provider Services segment focuses on delivering high-touch and coordinated services to medically complex Senior and Specialty patients in the home and facility-based settings where they live. As the baby boomer population ages, Seniors, who comprise a significant majority of our patients, will represent a higher percentage of the overall population. The U.S. Census Bureau projects that the U.S. population aged 65 and over will grow substantially from 15% of the population in 2016 to 21% of the population by 2030, and the population size of people over age 85 is expected to double by 2040, according to the Administration for Community Living. Given the proven value proposition of home-based health services, we believe patients will increasingly seek treatment and referral sources and payors will increasingly support treatment in homes more often than in higher cost, less convenient, higher acuity institutional settings. Home health care can reduce 365-day post-discharge costs by more than $6,000 per patient, and as healthcare spending rises, home health care can improve the continuity of care while reducing overall costs. In addition, advancements in medical technology have allowed providers to expand access points and the breadth of services available in the home.

The vast majority of patients we serve in our provider businesses are served in the home, and we have purposefully continued to expand our service offering and footprint to serve patients in this lower cost setting. Over the past five years we built upon supportive care services to patients, as we have meaningfully expanded our footprint of highly clinical and expert services to home health, rehabilitation, and hospice patients to address a large national healthcare need and more completely and better serve Senior and Specialty patients in the home as evidenced by continued census growth within the Provider Services segment. Our complementary services that address the multiple needs of these patient populations will increasingly provide integrated care opportunities to provide more complete and better coordinated services to patients across health settings and stages.

As noted earlier, the Company announced the entry into a purchase agreement in January 2025 with respect to the expected sale of our Community Living business, which is expected to close in 2025, subject to customary closing conditions. The sale of this business represents a strategic shift from our services to Behavioral populations. After closing, our focus will be primarily on Seniors and Specialty patients receiving neuro rehab.

Stable Reimbursement Environment Across our Portfolio of Businesses

Our revenue is dependent upon our contracts and relationships with payors for our “must-serve” patient populations. We partner with a large and diverse set of payor groups nationally and in each of our markets to form provider networks and to lower the overall cost of care. We structure our payor contracts to help both providers and payors achieve their objectives in a mutually aligned manner. Maintaining, supporting, and both deepening and increasing the number of these contracts and relationships, particularly as we continue to grow market share and enter new markets, is important for our long-term success.

We have observed relatively stable reimbursement rates from government and commercial payors in our pharmacy and provider services over a number of years, particularly for services provided to high-need, medically complex populations. Due to the medical necessity of our services, which are lower cost than healthcare services provided in other settings and reduce ER, hospital and institutional facility utilization, we have a history of reimbursement stability characterized by low-to-mid single digit rate increases across our lines of business from 2014 to 2022. Our average reimbursement rate increases based on revenue during this time period included 4.2% for personal care services associated with activity of daily living services for Seniors, 2.2% for hospice services, and 1.6% associated with long term care pharmacy services.

Culture of Quality and Compliance and Consistent Operations Execution

Quality and compliance are central to our strategies and mission. We have demonstrated leading and excellent service and customer/patient/family satisfaction scores across the organization, as referenced in prior and other sections of this Annual Report on Form 10-K. In addition to quality and compliance resources and programs in field operations, we invest over $200 million a year, inclusive of Community Living, in people, training, auditing, signature programs, accreditations, advocacy, and technologies to support quality, compliance, and safety as part of our “Quality First” framework. We have demonstrated consistently high and often leading marks for service levels, satisfaction scores, and quality metrics in our industries.

For example, across our pharmacies we achieve 99.99% order accuracy and 98.63% order completeness, “excellent” and “world class” NPS, a 94% satisfaction rating from infusion patients, and a reduction in hospitalizations with CCRx, while also driving savings through medication adherence and therapeutic interchanges. We achieve 97% patient satisfaction in our outpatient rehab services, and we achieve an 85% overall rating of care in hospice (compared to the national average of 81%), hospitalizations 35% lower than the national average in our home-based primary care, and four stars (out of five) in the CAHPS home health patient survey ratings. 84% of our home health branches have a STAR rating of 4 or higher. We believe that we are positioned to identify potential medical problems and avoid adverse events due to our highly proximate position to patients and attentive care protocols, as evidenced by these quality metrics.

Operational excellence is also an ongoing focus at the Company, including how we collect and share key metrics, hold operational reviews, audit, conduct training, deploy expert support resources, execute on corrective and preventative actions, and implement continuous improvement initiatives across the organization. We have continued to make investments in automation, data, and technology systems to support enhanced workflows, further scale, and future growth across service lines.

Ability to Build De Novo Locations

We have a proven ability to augment growth of existing operations by expanding our presence and opening new locations – in both of our operating segments in Pharmacy Solutions and Provider Services – across geographies with consistent ramp-up in performance after site opening. We believe our platform can continue to build further scale nationally, adding density to additional and targeted key markets as a lever to facilitate maximum pharmacy and provider services overlap, integrated and value-based care, and growth. The Company’s geographic and operations scale and platform of complementary segments and service lines provides us with access to more de novo opportunities to consider and prioritize.

Since January 1, 2018, we have opened 145 de novo offices (branches/agencies) and clinics in new locations across our pharmacy and provider services. In 2024, we opened 21 de novo offices. We typically identify and open new locations within proximity of an existing location as we leverage existing market knowledge and presence to expand in target markets, regions, and states. Our internal support resources in real estate, purchasing, IT, credentialing, payor contracting, HR, and sales and marketing, along with our PMO, help to support and manage de novos from start to opening. We expect to continue to selectively and strategically expand our footprint within the United States and extend our service offerings to our patients and for customers, referral sources, and payors, and we believe de novo investments facilitate more integrated care capability and are a meaningful organic growth driver for the Company.

Ability to Facilitate Integrated Care

Our operating model consists of complementary pharmacy and provider services that high-need Senior and Specialty populations require, and it is designed to increasingly coordinate, manage, and serve patients across our various needs and settings over time, leading to improved patient, family, physician, and referral source satisfaction, improved payor experiences, and better outcomes. Our performance and potential to drive increased service volume for increased patient and health outcomes impact is driven partly by our appeal with our patients, families, customers, referral sources, and payors to provide multiple integrated care services – either in the same setting at the same time or across settings and stages of health – within our collection of pharmacy solutions and provider services and differentiated overall capabilities.

We provide multiple pharmacy and provider services to approximately 9,000 patients today, and we believe that there are substantially more opportunities to deliver more integrated care, given the hundreds of thousands of patients we serve and a similar number of patients discharging from customers annually. Value-add, beneficial, and multiple integrated care opportunities exist for our customer base and all Senior and Specialty patient populations and not only across pharmacy and provider services, but also within each segment. Within the pharmacy services, CCRx is aimed at providing medication risk and therapy management continuously and longitudinally post discharge from hospitals and skilled nursing customers. Within the provider services, patients often transition from home health to hospice services and can receive therapy and supportive care services concurrent with each other and with home health and hospice.

Aligning to Value-Based Care Reimbursement Models with Innovative Solutions

The scale and depth of our complimentary platform of diverse yet related customer and patient services – that complex patients require – positions us at the forefront with governmental and commercial payors who are increasingly seeking ways to expand value-based reimbursement models. Our high-quality services that are delivered in home and facility-based and patient and family-preferred settings at lower comparable costs are well-positioned for the long-term, and we continue to add wraparound care management capabilities and offerings to our core services. In addition to our large Medicare and Medicaid beneficiary populations, we have a large number of non-governmental payor contracts across the organization today, which both diversifies our payor mix, and provides for additional value-based opportunities and partnerships.

The Company’s focused build out of its (i) Home-Based Primary Care, transitional care programs, and in-home medication therapy management (CCRx), and (ii) Clinical (Nursing) Hub, are key enablers to coordinate base pharmacy and provider services and drive improved quality and lower costs for value-based care constructs.

In addition to numerous payor contracts that feature reimbursement incentives, in the past year the Company has entered into several ACO arrangements to participate in shared savings from its attributed primary care patients and other ACO partnerships and contract as a preferred provider.

Initial Public Offering

On January 30, 2024, we completed our IPO of 53,333,334 shares of common stock at a price of $13.00 per share and a concurrent offering of 8,000,000 6.75% tangible equity units (“TEUs”) with a stated amount of $50.00 per Unit (collectively, the “IPO Offerings”). The net proceeds from the IPO Offerings amounted to $656.5 million and $389.0 million for the common stock and TEUs, respectively, after deducting underwriting discounts, commissions, and offering-related expenses. The shares of common stock and TEUs began trading on the Nasdaq Global Select Market on January 26, 2024 under the ticker symbols “BTSG” and “BTSGU,” respectively.

We used a portion of the net proceeds received from the IPO Offerings to (i) repay all indebtedness outstanding under the Second Lien Facility, (ii) repay all indebtedness outstanding under the Revolving Credit Facility, (iii) repay $343.3 million outstanding aggregate amount under the First Lien Facility, and (iv) pay certain expenses in the offering. We retained the remaining proceeds for general corporate purposes. Additionally, we paid $22.7 million of termination fees in connection with the termination of our monitoring agreement with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Walgreens Boots Alliance, Inc. (together with KKR, the “Managers”) (the “Monitoring Agreement”).

New Equity Awards

We granted approximately $63.3 million in non-cash share-based compensation with equity awards to our management and certain other full-time employees in January 2024 at the time of the IPO Offerings. Additionally, as previously disclosed in connection with the IPO, we granted approximately $100.0 million in non-cash share-based compensation equity awards, which equates to approximately 7.7 million restricted stock units, to certain full-time employees in the second quarter of fiscal year 2024.

Factors Affecting Results of Operations and Comparability

Acquisitions and Divestitures

During the years ended December 31, 2023 and 2024, we completed five and eight acquisitions, respectively, within the Pharmacy Solutions and Provider Services segments. Aggregate consideration, net of cash acquired, for these acquisitions was approximately $73.1 million and $110.9 million, respectively.

As noted earlier, the Company announced the entry into a purchase agreement in January 2025 with respect to the expected sale of our Community Living business, which is expected to close in 2025, subject to customary closing conditions. The Company has determined the divestiture of the Community Living business represents a strategic shift that will have a major effect on its business and therefore met the criteria for classification as discontinued operations. The results of operations of Community Living are excluded from continuing operations in the Company’s results of operations for the years ended December 31, 2023 and 2024.

We intend to use the proceeds from the sale to reduce debt resulting in accelerated deleveraging while also increasing capital availability. We believe the divestiture will result in enhanced operational efficiency across the organization by optimizing resource allocation to further strengthen our position in our service offerings within the Pharmacy Solutions and remaining Provider Services segments by focusing on seniors and specialty populations with similar business and delivery models.

Quality Incentive Payment

As discussed under Part I, Item 1. “Business”, the Company was eligible to receive incentive payments in connection with a payor contract based on the Company's Net Promoter Score (“NPS”) achieved from surveys performed directly by the payor. During the second fiscal quarter of 2023, our Infusion and Specialty Pharmacy services earned a quality incentive payment (“QIP”) of approximately $30 million. The Company did not receive a QIP during the year ended December 31, 2024. The QIP program has reached its conclusion.

Legal Costs and Settlements Accrual

In November 2023, the Company agreed to settle the Silver matter without admitting liability, as discussed under Part I, Item 3. “Legal Proceedings”. On May 29, 2024, the parties entered into a final settlement agreement, which was approved by both the United States Department of Justice and the District Court. The total financial impact of the settlement is $120.0 million; $115.0 million of which was recorded during the year ended December 31, 2023 as an estimate, and an incremental $5.0 million was recorded in the year ended December 31, 2024 once the settlement agreement was finalized. We paid $110.0 million of the settlement in 2024, and the remainder will be paid in 2025.The District Court entered an order dismissing the Silver action in its entirety, with prejudice, on July 3, 2024. See Note 15 “Commitments and Contingencies” within the audited consolidated financial statements and related notes, included elsewhere in this Annual Report on Form 10-K.

Update on the Impact of the COVID-19 Pandemic

On May 11, 2023, the Department of Health and Human Services declared the COVID-19 pandemic is no longer a public health emergency. New variants could affect our operations for an extended period; however, at this time we cannot confidently forecast the duration or the ultimate financial impact on our operations, should such an impact occur. In the year ended December 31, 2024, the Company received no funds from the Provider Relief Fund (“PRF”) and recognized no income related to the program. The Company received and recognized into income $18.8 million from the PRF for the year ended December 31, 2023. The income recognized was offset directly by the expenses incurred within selling, general, and administrative expenses in our audited consolidated statement of operations, which resulted in no net financial impact to the Company.

Components of Results of Operations

Revenues. The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress.

Cost of Goods and Cost of Services. We classify expenses directly related to providing goods and services, including depreciation and amortization, as cost of goods and cost of services. Direct costs and expenses primarily include cost of drugs, net of rebates, salaries and benefits for direct care and service professionals, contracted labor costs, insurance costs, transportation costs for clients requiring services, certain client expenses such as supplies and medicine, facility occupancy expenses, which primarily comprise rent and utilities, and other miscellaneous direct goods or service-related expenses.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses consist of expenses incurred in support of our operations and administrative functions and include labor costs, such as salaries, bonuses, commissions, benefits, and travel-related expenses, distribution expenses, facilities rental costs, third-party revenue cycle management costs, and corporate support costs including finance, information technology, legal costs and settlements, human resources, procurement, and other administrative costs.

Loss on Extinguishment of Debt. Loss on extinguishment of debt reflects the write-off of unamortized debt issuance costs upon the early repayment of our Second Lien Facility.

Interest Expense, net. Interest expense, net includes interest paid on and debt service costs associated with our various debt instruments, including our First Lien Facilities and Second Lien Facility, and the amortization of related deferred financing fees, which are amortized over the term of the respective credit agreement. Interest expense, net also includes the portion of the gain or loss on our interest rate swap agreements that is reclassified into earnings.

Income Tax Benefit. Our provision for income taxes is based on permanent book/tax differences and statutory tax rates in the various jurisdictions in which we operate. Significant estimates and judgments are required in determining the provision for income taxes.

Results of Operations

This section of this Annual Report on Form 10-K generally discusses the years ended December 31, 2024 and 2023 and year-over-year comparisons between the years ended December 31, 2024 and 2023. For information of our results of operations for the year ended December 31, 2023 compared to the year ended December 31, 2022, refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our previously filed Annual Report on Form 10-K.

Consolidated Results of Operations

($ in thousands)	For the Years Ended December 31,
			Change
	2024	2023	Amount	%
Revenues:
Products	$8,754,282	$6,522,450	$2,231,832	34.2%
Services	1,317,932	1,168,566	149,366	12.8%
Total revenues	10,072,214	7,691,016	2,381,198	31.0%
Cost of goods	8,008,501	5,840,716	2,167,785	37.1%
Cost of services	797,286	711,304	85,982	12.1%
Gross profit	1,266,427	1,138,996	127,431	11.2%
Selling, general, and administrative expenses	1,158,473	1,080,871	77,602	7.2%
Operating income	107,954	58,125	49,829	85.7%
Loss on extinguishment of debt	12,726	—	12,726	n.m.
Interest expense, net	190,546	271,899	(81,353)	(29.9)%
Loss before income taxes	(95,318)	(213,774)	118,456	n.m.
Income tax benefit	(26,387)	(31,508)	5,121	n.m.
Net loss	$(68,931)	$(182,266)	$113,335	n.m.
Adjusted EBITDA (1)	$460,220	$421,345	$38,875	9.2%

* n.m.: not meaningful

(1) Reconciliation of GAAP to non-GAAP results is provided in the section “Non-GAAP Financial Measures” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

The following discussion of our results of operations should be read in conjunction with the foregoing table summarizing our consolidated results of operations.

Revenues

Revenues were $10,072.2 million for the year ended December 31, 2024, as compared with $7,691.0 million for the year ended December 31, 2023, an increase of $2,381.2 million or 31.0%. The increase resulted from growth in our Pharmacy Solutions and Provider Services segments. See additional discussion in “—Segment Results of Operations” below.

Cost of Goods

Cost of goods was $8,008.5 million for the year ended December 31, 2024, as compared with $5,840.7 million for the year ended December 31, 2023, an increase of $2,167.8 million or 37.1%. The increase resulted from an increase in Pharmacy Solutions cost of goods. See additional discussion in “—Segment Results of Operations” below.

Cost of Services

Cost of services was $797.3 million for the year ended December 31, 2024, as compared with $711.3 million for the year ended December 31, 2023, an increase of $86.0 million or 12.1%. The increase resulted from an increase in Provider Services cost of services. See additional discussion in “—Segment Results of Operations” below.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses were $1,158.5 million for the year ended December 31, 2024, as compared with $1,080.9 million for the year ended December 31, 2023, an increase of $77.6 million or 7.2% The increase primarily resulted from the following segment activity and factors:

•
an increase of $65.0 million, or 6.0% growth on consolidated 2023 selling, general, and administrative expenses, as a result of growth in our Pharmacy Solutions and Provider Services segments. See additional discussion in “—Segment Results of Operations” below;
•
an increase of $44.1 million, or 4.1% growth on consolidated 2023 selling, general, and administrative expenses, as a result of our IPO Offerings and are therefore not expected to reoccur. These expenses include $22.7 million of termination fees paid to the Managers in connection with the termination of our Monitoring Agreement; $15.0 million of previously unrecognized non-cash share-based compensation expense related to performance-vesting options, a portion of which vested upon the IPO; and $6.4 million of non-capitalizable offering costs;
•
an increase of $41.4 million, or 3.8% growth on consolidated 2023 selling, general, and administrative expenses, due to non-cash share-based compensation related to the new equity awards granted to management and certain full-time employees in conjunction with the IPO;
•
an increase of $32.9 million, or 3.0% growth on consolidated 2023 selling, general, and administrative expenses, as a result of an increase in other operational expenses year-over-year; offset by,
•
a decrease of $105.8 million, or 9.7%, decline on consolidated 2023 selling, general, and administrative expenses, due to the settlement and changes in estimate of legal settlements and defense costs related to certain historical PharMerica litigation matters, which includes the Silver matter. See Note 15 “Commitments and Contingencies” within the audited consolidated financial statements and related notes.

Interest Expense, net

Interest expense, net was $190.5 million for the year ended December 31, 2024, as compared with $271.9 million for the year ended December 31, 2023, a decrease of $81.4 million or 29.9%. The decrease primarily resulted from lower outstanding term debt as compared to the prior period and a $3.9 million increase in interest income related to cash flow hedges of interest rate risk. The Company's outstanding term debt decreased in the first fiscal quarter of 2024 as a result of the paydowns on our term debt using proceeds from the IPO Offerings. The Company also refinanced the First Lien facility in the first fiscal quarter of 2024 and, again, in the fourth fiscal quarter of 2024 resulting in a reduction of the applicable interest rate margin to 3.25% and 2.50%, respectively.

Income Tax Benefit

Income tax benefit was $26.4 million for the year ended December 31, 2024, as compared with $31.5 million for the year ended December 31, 2023, a change of $5.1 million which corresponds with a change in the effective tax rate from 14.7% for the year ended December 31, 2023 to 27.7% for the year ended December 31, 2024. The increase in the effective tax rate is primarily due to limitations on the deductibility of certain executive compensation that now apply to the Company upon completion of its IPO in January 2024, partially offset by the tax benefit related to the Silver legal settlement. The terms of the settlement agreement, including partial deductibility for tax purposes, were finalized in 2024 and resulted in favorable treatment for tax purposes. See Note 15 “Commitments and Contingencies” within the consolidated financial statements and related notes, included elsewhere in this Annual Report on Form 10-K.

Net Loss

Net loss was $68.9 million for the year ended December 31, 2024, as compared with $182.3 million for the year ended December 31, 2023, a decrease of $113.3 million. Net loss for 2024 includes the aforementioned $44.1 million of expense related to non-recurring costs directly associated with the IPO Offerings. Additionally, the Company incurred a write-off of $12.7 million of unamortized debt issuance costs upon the extinguishment of the Second Lien and $41.4 million of non-cash share-based compensation expense related to new equity awards granted to management and certain full-time employees in connection with the IPO Offerings. The increase in expenses is offset by the aforementioned decrease in interest expense, net, income tax benefit, and legal settlement and defense costs, and increase in revenues. When excluding the approximately $30 million QIP received in 2023, net loss decreased by $143.6 million compared to a net loss of $212.5 million in 2023.

Adjusted EBITDA (1)

Adjusted EBITDA was $460.2 million for the year ended December 31, 2024, as compared with $421.3 million for the year ended December 31, 2023, an increase of $38.9 million or 9.2%. When excluding the approximately $30 million QIP received in 2023, Adjusted EBITDA increased $69.1 million or 17.7%. The increase of $38.9 million primarily resulted from the following segment activity and factors:

•
an increase of $59.6 million, or 14.1% growth on consolidated 2023 Adjusted EBITDA, as a result of growth in our Pharmacy Solutions and Provider Services segments. See additional discussion in “—Segment Results of Operations” below; offset by,
o
When excluding the approximately $30 million QIP received in 2023, consolidated Adjusted EBITDA related to the Pharmacy Solutions segment increased compared to consolidated Adjusted EBITDA of $391.1 million in 2023.
•
a decrease of $20.7 million, or 4.9% decline on consolidated 2023 Adjusted EBITDA, as a result of increased corporate expenses incurred primarily due to investments in information technology and positions to support growth within the business.

(1) Reconciliation of GAAP to non-GAAP results is provided in the section “Non-GAAP Financial Measures” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

Segment Results of Operations

Pharmacy Solutions Segment

The following table sets forth, for the years indicated, our segment results of operations.

	Pharmacy Solutions
($ in thousands, except Business Metrics)	For the Years Ended December 31,
			Change
	2024	2023	Amount	%
Revenues	$8,754,282	$6,522,450	$2,231,832	34.2%
Cost of goods	8,008,501	5,840,716	2,167,785	37.1%
Gross profit	745,781	681,734	64,047	9.4%
Selling, general, and administrative expenses	462,219	426,521	35,698	8.4%
Segment operating income	$283,562	$255,213	$28,349	11.1%
Segment EBITDA	$394,665	$370,962	$23,703	6.4%

Business Metrics:
Prescriptions dispensed	41,816,584	37,390,655	4,425,929	11.8%
Revenue per script	$209.35	$174.44	$34.91	20.0%
Gross profit per script	$17.83	$18.23	$(0.40)	(2.2)%

Revenues

Revenues were $8,754.3 million for the year ended December 31, 2024, as compared with $6,522.5 million for the year ended December 31, 2023, an increase of $2,231.8 million or 34.2%. The increase primarily resulted from volume growth in prescriptions dispensed across and within the Pharmacy Solutions segment. Revenue attributable to Infusion and Specialty Pharmacy was $6,526.0 million for the year ended December 31, 2024, as compared with $4,600.9 million for the year ended December 31, 2023, an increase of $1,925.1 million or 41.8% attributable to an increase in prescriptions dispensed on certain specialty branded drugs. Revenue attributable to Home and Community Pharmacy was $2,228.3 million for the year ended December 31, 2024, as compared with $1,921.6 million for the year ended December 31, 2023, an increase of $306.7 million or 16.0% attributable to volume growth.

The increase in revenue per prescription dispensed is due to mix changes year-over-year and a greater relative increase in volume growth in certain specialty brand drugs, which carry a higher revenue per prescription dispensed.

Cost of Goods

Cost of goods was $8,008.5 million for the year ended December 31, 2024, as compared with $5,840.7 million for the year ended December 31, 2023, an increase of $2,167.8 million or 37.1%. The increase primarily resulted from the aforementioned revenue growth in the period as well as an increase in cost per prescription dispensed as a result of mix shift.

Gross profit was $745.8 million for the year ended December 31, 2024, as compared with $681.7 million for the year ended December 31, 2023, an increase of $64.0 million or 9.4%. The increase primarily resulted from the aforementioned revenue growth in the period, primarily the result of outsized volume growth as well as mix in certain specialty branded drugs, which have lower margins, partially offset by the QIP received in 2023 for which there was no comparable in 2024. When excluding the approximately $30 million QIP received in 2023, gross profit increased 14.5% compared to gross profit of $651.5 million in 2023.

Gross profit margin for the year ended December 31, 2024 was 8.5% compared to 10.5% for the year ended December 31, 2023. The decrease in gross profit margin is due to mix shift in the Pharmacy Solutions segment with greater relative volume growth in Infusion and Specialty Pharmacy, along with product-level mix shifts, rate changes, an increase in the fulfillment cost per script in Home and Community Pharmacy, and the QIP received in 2023 for which there was no comparable in 2024. When excluding the aforementioned QIP, gross profit margin was 10.0% for the year ended December 31, 2023.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses were $462.2 million for the year ended December 31, 2024, as compared with $426.5 million for the year ended December 31, 2023, an increase of $35.7 million or 8.4%. The increase primarily resulted from the aforementioned revenue growth in the period with selling, general, and administrative expenses growing less than the volume growth rate and demonstrating economies of scale.

Segment EBITDA

Segment EBITDA was $394.7 million for the year ended December 31, 2024, as compared with $371.0 million for the year ended December 31, 2023, an increase of $23.7 million or 6.4%. The increase primarily resulted from the aforementioned revenue and gross profit growth in the period, partially offset by the QIP received in 2023 for which there was no comparable in 2024. When excluding the approximately $30 million QIP received in 2023, segment EBITDA increased 15.8% compared to segment EBITDA of $340.8 million in 2023. See Note 18 “Segment Information” to our audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K for further discussion.

Provider Services Segment

The following table sets forth, for the years indicated, our segment results of operations.

	Provider Services
($ in thousands, except Business Metrics)	For the Years Ended December 31,
			Change
	2024	2023	Amount	%
Revenues	$1,317,932	$1,168,566	$149,366	12.8%
Cost of services	797,286	711,304	85,982	12.1%
Gross profit	520,646	457,262	63,384	13.9%
Selling, general, and administrative expenses	340,034	310,747	29,287	9.4%
Segment operating income	$180,612	$146,515	$34,097	23.3%
Segment EBITDA	$205,287	$169,412	$35,875	21.2%

Business Metrics:
Home Health Care average daily census	29,023	24,063	4,960	20.6%
Rehab Care persons served	6,597	6,564	33	0.5%
Personal Care persons served	15,879	16,011	(132)	(0.8)%

Revenues

Revenues were $1,317.9 million for the year ended December 31, 2024, as compared with $1,168.5 million for the year ended December 31, 2023, an increase of $149.4 million or 12.8%. The increase primarily resulted from volume growth as well as rate increases received during the period. Revenue attributable to Home Health Care was $655.4 million for the year ended December 31, 2024, as compared with $556.9 million for the year ended December 31, 2023, an increase of $98.5 million or 17.7%. Revenue attributable to Rehab Care was $276.6 million for the year ended December 31, 2024, as compared with $247.1 million for the year ended December 31, 2023, an increase of $29.5 million or 11.9%. Revenue attributable to Personal Care was $385.9 million for the year ended December 31, 2024, as compared with $364.5 million for the year ended December 31, 2023, an increase of $21.4 million or 5.9%.

Cost of Services

Cost of services was $797.3 million for the year ended December 31, 2024, as compared with $711.3 million for the year ended December 31, 2023, an increase of $86.0 million or 12.1%. The increase primarily resulted from the aforementioned revenue growth and included operational improvements resulting in lower costs of services increases compared to revenue growth.

Gross profit was $520.6 million for the year ended December 31, 2024, as compared with $457.3 million for the year ended December 31, 2023, an increase of $63.4 million or 13.9%. The increase primarily resulted from the aforementioned revenue growth and costs of services improvements in the period.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses were $340.0 million for the year ended December 31, 2024, as compared with $310.7 million for the year ended December 31, 2023, an increase of $29.3 million or 9.4%. The increase primarily resulted from the aforementioned revenue growth in the period with selling, general, and administrative expenses growing less than the volume growth rate and demonstrating economies of scale.

Segment EBITDA

Segment EBITDA was $205.3 million for the year ended December 31, 2024, as compared with $169.4 million for the year ended December 31, 2023, an increase of $35.9 million or 21.2%. The increase primarily resulted from the aforementioned revenue growth and operational improvements impacting cost of services. See Note 18 “Segment

Information” to our audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K for further discussion.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. GAAP, which we have discussed above, we also evaluate our financial performance using EBITDA, Adjusted EBITDA, and Adjusted EPS. These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with U.S. GAAP, such as net loss and diluted EPS. Rather, we present EBITDA, Adjusted EBITDA, and Adjusted EPS as supplemental measures of our performance.

EBITDA, Adjusted EBITDA, and Adjusted EPS

The following are key financial metrics and, when used in conjunction with U.S. GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods, and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. We define EBITDA as net loss before income tax benefit, interest expense, net, and depreciation and amortization. Adjusted EBITDA and Adjusted EPS exclude certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including non-cash, share-based compensation; acquisition, integration, and transaction-related costs; restructuring and divestiture-related and other costs; legal and settlement costs associated with certain historical matters for PharMerica; significant projects; management fees; and unreimbursed COVID-19 related costs. In determining which adjustments are made to arrive at Adjusted EBITDA and Adjusted EPS, management considers both (1) certain non-recurring, infrequent, non-cash, or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which management does not believe are indicative of our core operating performance. The financial measure calculated under U.S. GAAP which is most directly comparable to Adjusted EBITDA is net loss. The financial measure calculated under U.S. GAAP which is most directly comparable to Adjusted EPS is diluted EPS.

We have historically incurred substantial acquisition, integration, and transaction-related costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines, and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we have excluded these costs from our Adjusted EBITDA and Adjusted EPS because it provides management a normalized view of our core, ongoing operations after integrating our acquired companies.

The legal costs and settlements adjustment represents defense costs associated with certain PharMerica litigation matters, all of which have been finalized as of December 31, 2024, that commenced prior to KKR Stockholder’s and Walgreen Stockholder’s acquisition of PharMerica in December 2017, as well as settlement costs associated with the Silver matter, which settled in November 2023. We have excluded defense costs associated with these PharMerica litigation matters from our Adjusted EBITDA and Adjusted EPS due to the magnitude of these cases and the costs attributable to them, the timing of the commencement of the cases and the fact that no similar cases have been brought against the Company since the acquisition of PharMerica, and the fact that these cases are unlike our routine legal and regulatory proceedings that we see in the normal course of business. Further, we have excluded settlement costs associated with the Silver matter from our Adjusted EBITDA and Adjusted EPS due to the magnitude of the case and the costs attributable to it, as well as the fact that the Silver matter is unlike our routine legal and regulatory proceedings that we see in the normal course of business.

The significant projects adjustment represents costs associated with certain transformational projects, which are not considered to be a part of our normal and recurring business operations and are not expected to recur in our future business plans. As of December 31, 2024, all significant projects have been finalized. Moreover, the costs associated with significant projects, which are incurred on an infrequent and limited basis, are not reflective of our operating performance. Due to the aforementioned reasons, we have excluded the costs related to significant projects from our Adjusted EBITDA and Adjusted EPS, as such adjustment provides a more meaningful understanding to investors and others of our ongoing results.

The management fees adjustment represents fees paid historically under the Monitoring Agreement related to either (i) activities that are expected to be performed by our existing personnel upon the termination of the Monitoring Agreement, and thus not expected to result in incremental costs subsequent to the IPO Offerings, or (ii) acquisitions, divestitures, and external financing activities, which costs would otherwise be excluded from our Adjusted EBITDA and Adjusted EPS. Therefore, we have excluded management fees from our Adjusted EBITDA and Adjusted EPS, as such fees are no longer applicable and representative of our ordinary operating performance as a result of the completion of the IPO Offerings.

EBITDA, Adjusted EBITDA, and Adjusted EPS are not measures of financial performance under U.S. GAAP and should be considered in addition to, and not as a substitute for, net loss, diluted EPS or other financial measures performed in accordance with U.S. GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.

Given our determination of adjustments in arriving at our computations of EBITDA, Adjusted EBITDA, and Adjusted EPS, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net loss, operating income, loss per diluted share, cash flows from operating activities, total indebtedness, or any other financial measures calculated in accordance with U.S. GAAP.

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

($ in thousands)	For the Years Ended December 31,
	2024	2023
Net loss	$(68,931)	$(182,266)
Income tax benefit	(26,387)	(31,508)
Interest expense, net	190,546	271,899
Depreciation and amortization	162,144	160,557
EBITDA	$257,372	$218,682
Non-cash share-based compensation (1)	61,336	3,780
Acquisition, integration, and transaction-related costs (2)	31,953	18,035
Restructuring and divestiture-related and other costs (3)	61,688	39,055
Legal costs and settlements (4)	21,886	127,695
Significant projects (5)	2,604	8,379
Management fees (6)	23,381	5,631
Unreimbursed COVID-19 related costs	—	88
Total adjustments	$202,848	$202,663
Adjusted EBITDA	$460,220	$421,345

(1)
Represents non-cash share-based compensation to certain members of our management and other full-time employees. The year ended December 31, 2024 includes $41.4 million of costs related to new equity awards granted upon the completion of our IPO under the 2024 Equity Incentive Plan and $15.0 million of previously unrecognized share-based compensation expense related to performance-vesting options under the 2017 Stock Plan, a portion of which vested upon completion of the IPO.
(2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, finance and accounting diligence and documentation; costs associated with the integration of acquisitions, including any facility consolidation, integration travel, or severance; and costs associated with other planned, completed, or terminated non-routine transactions. The year ended December 31, 2024 includes acquisition and integration related costs of $17.4 million, earn-out adjustments from previous acquisitions of $2.4 million, and other non-routine transaction costs of $5.8 million, as compared to acquisition and integration related costs of $3.7 million for the year ended December 31, 2023. These costs also included $6.4 million and $4.7 million of costs related to the IPO Offerings which were not capitalizable for the years ended December 31, 2024 and 2023, respectively.
(3)
Represents costs associated with restructuring-related activities, including closure costs, and related license impairment, and severance expenses associated with certain enterprise-wide or significant business line cost-savings measures. These costs included $12.7 million of unamortized debt issuance costs associated with the extinguishment of our Second Lien Facility in the year ended December 31, 2024. These costs also included $1.7 million and $1.5 million of intangible asset impairment for the years ended December 31, 2024 and 2023, respectively.
(4)
Represents settlement and defense costs associated with certain historical PharMerica litigation matters, including the Silver matter, all of which were finalized in 2024. See Note 15 “Commitments and Contingencies” within the audited consolidated financial statements and related notes, included elsewhere in this Annual Report on Form 10-K, for additional information.
(5)
Represents costs associated with certain transformational projects and for the periods presented primarily included general ledger system implementation, pharmacy billing system implementation, and ransomware attack response costs, all of which were finalized in 2024. General ledger system migration and related business intelligence system implementation costs, which were capitalized as development costs and are subsequently amortized in accordance with ASC 350-40, Internal Use Software, were $0.7 million and $2.0 million for the years ended December 31, 2024, and 2023, respectively. Pharmacy billing system implementation costs were $0.7 million and $2.2 million for the year ended December 31, 2024 and 2023, respectively. Ransomware attack response costs were $1.0 million and $3.4 million for the years ended December 31, 2024 and 2023.
(6)
Represents annual management fees payable to the Managers under the Monitoring Agreement through the date of the IPO, and $22.7 million of termination fees resulting from the Monitoring Agreement being terminated upon completion of the IPO Offerings. All management fees have ceased following the completion of the IPO.

The following table reconciles diluted EPS to Adjusted EPS:

(shares in thousands)	For the Years Ended December 31,
	2024	2023
Diluted EPS	$(0.34)	$(1.53)
Non-cash share-based compensation (1)	0.30	0.03
Acquisition, integration, and transaction-related costs (1)	0.16	0.15
Restructuring and divestiture-related and other costs (1)	0.31	0.33
Legal costs and settlements (1)	0.11	1.08
Significant projects (1)	0.01	0.07
Management fee (1)	0.12	0.05
Unreimbursed COVID-19 related costs (1)	—	0.00
Income tax impact on adjustments (2)(3)	(0.32)	(0.20)
Adjusted EPS	$0.35	$(0.02)

Weighted average common shares outstanding used in calculating diluted U.S. GAAP net loss per share	192,997	117,868
Weighted average common shares outstanding used in calculating diluted Non-GAAP earnings per share	202,106	117,868

(1) This adjustment reflects the per share impact of the adjustment reflected within the definition of Adjusted EBITDA.

(2) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

(3) For the year ended December 31, 2024, the income tax impact on adjustments is inclusive of a discrete tax benefit related to the Silver matter that was finalized in connection with the signing of the settlement agreement during the second fiscal quarter of 2024.

Liquidity and Capital Resources

Our principal sources of cash have historically been from operating activities. Our principal source of liquidity in excess of cash from operating activities has historically been from proceeds from our debt facilities and issuances of common stock. Our principal uses of cash and liquidity have historically been for acquisitions, debt service requirements, and financing of working capital. We believe that our operating cash flows, available cash on hand, and availability under our Revolving Credit Facility and the LC Facility will be sufficient to meet our cash requirements for the next twelve months and beyond. Our future capital requirements will depend on many factors that are difficult to predict, including the size, timing, and structure of any future acquisitions, future capital investments, and future results of operations. We cannot assure you that cash provided by operating activities or cash and cash equivalents will be sufficient to meet our future needs. If we are unable to generate sufficient cash flows from operations in the future, we may have to obtain additional financing. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all.

We evaluate our liquidity based upon the availability we have under our First Lien Facilities, as applicable, in addition to the net cash provided by (used in) operating, investing, and financing activities. Specifically, we review the activity under the Revolving Credit Facility and the LC Facility and consider period end balances outstanding under the Revolving Credit Facility and the LC Facility. Based upon the outstanding borrowings and letters of credit under the Revolving Credit Facility and the LC Facility, we calculate the availability for incremental borrowings under the Revolving Credit Facility and the LC Facility. Such amount, in addition to cash on our balance sheet, is what we consider to be our “Total Liquidity.”

The following table provides a calculation of our Total Liquidity:

($ in thousands)	For the Years Ended December 31,
	2024	2023
Revolving Credit Facility Rollforward
Beginning Revolving Credit Facility balance	$50,700	$74,800
Borrowings (repayments) of swingline debt, net	12,600	(24,100)
Ending Revolving Credit Facility balance	$63,300	$50,700

Calculation of Revolving Credit Facility and LC Facility availability
Revolving Credit Facility and LC Facility limit	$540,000	$530,000
Less: outstanding Revolving Credit Facility balance	63,300	50,700
Less: outstanding letters of credit subject to LC Sublimit	—	6,632
Less: outstanding letters of credit under the LC Facility	61,821	54,279
End of period Revolving Credit Facility and LC Facility availability	414,879	418,389
End of period cash balance	60,954	12,430
Total Liquidity, end of period	$475,833	$430,819

Cash Flow Activity

The following table sets forth a summary of our cash flows provided by (used in) operating, investing, and financing activities for the periods presented:

($ in thousands)	For the Years Ended December 31,
	2024	2023	Variance
Net cash provided by operating activities	$23,774	$210,783	$(187,009)
Net cash used in investing activities	$(140,237)	$(134,433)	$(5,804)
Net cash provided by (used in) financing activities	$164,645	$(76,907)	$241,552

Operating Activities

Net cash provided by operating activities decreased by $187.0 million, from $210.8 million for 2023, to $23.8 million for 2024. The decrease was primarily due to the following:

•
a $114.0 million increase in cash outflows for the payments of legal settlements including the Silver matter in 2024;
•
a $55.0 million increase in cash outflows due to an increase in strategic inventory purchases from 2023;
•
a $35.5 million increase in one-time cash outflows for direct and indirect remuneration (“DIR”) fees paid in connection with the conclusion of the DIR program;
•
an approximately $30 million decrease in cash inflows related to the QIP received in 2023 that was not received in 2024;
•
a $18.8 million decrease in cash inflows related to the PRF general distribution received in 2023 that was not received in 2024;
•
a $17.6 million increase in cash outflows attributable to acquisition and restructuring activities;
•
a $17.3 million increase in cash outflows directly attributable to management fees paid in 2024 as a result of the termination of the Monitoring Agreement in connection with the IPO Offerings; offset by
•
a decrease of $92.1 million in cash outflows for interest, net primarily as a result of paydowns, extinguishments and modifications of debt utilizing proceeds from the IPO Offerings; and
•
a decrease of $12.5 million in cash outflows for income taxes.

Investing Activities

Net cash used in investing activities increased by $5.8 million, from $134.4 million in 2023, to $140.2 million in 2024. The increase was primarily due to a $7.4 million increase in purchases of property and equipment and a decrease of $3.3 million cash paid for acquisitions.

Financing Activities

Net cash provided by financing activities was $164.6 million for the year ended December 31, 2024, primarily attributable to net proceeds received from the IPO Offerings of $1,045.5 million, net borrowings on our Revolving Credit Facility of $12.6 million, partially offset by extinguishment of and net repayments on our long-term debt of $830.3 million, payment of debt issuance costs of $47.0 million, payment of finance lease obligations of $11.6 million, and other financing activities.

Net cash used in financing activities was $76.9 million for the year ended December 31, 2023, primarily attributable to repayments on our long-term debt of $30.4 million, net repayments on our Revolving Credit Facility of $24.1 million, payment of finance lease obligations of $11.6 million, and other financing activities.

Debt

We typically incur debt to finance mergers and acquisitions, and we borrow under our Revolving Credit Facility for working capital purposes, as well as to finance acquisitions, as needed.

On March 5, 2019, the Company entered into the First Lien Credit Agreement with Morgan Stanley Senior Funding, Inc., as the Administrative Agent and Collateral Agent. The Company also entered into a $450.0 million Second Lien Facility with certain Lenders and Wilmington Trust, National Association as the Administrative Agent and Collateral Agent, on the same date. The First Lien Credit Agreement, as amended, also extends credit in the form of a Revolving Credit Facility, or the Revolver, which is comprised of Revolving Credit Loans and Swingline Loans. The total borrowing capacity of the Revolver as of December 31, 2024 was $475.0 million. Additionally, the Letter of Credit Issuer may issue standby Letters of Credit at any time and the Swingline Lender may issue Swingline Loans in an aggregated amount outstanding not in excess of $65.0 million.

Following our IPO Offerings in January 2024, we used a portion of the net proceeds received to repay all outstanding borrowings under the Second Lien Facility and repay $343.3 million of borrowings under the First Lien Facility. No remaining obligation exists related to the Second Lien Facility and the transaction was accounted for as a debt extinguishment resulting in a $12.7 million related to the write-off of unamortized debt issuance costs. At that time, we also established a new Tranche B-4 under the First Lien to refinance the equivalent amount of the remaining First Lien Tranche B-1, B-2 and B-3 borrowings. On December 11, 2024, we again amended the First Lien to establish a new Tranche B-5 Term Loan (“Tranche B-5”) in an aggregate principal amount of $2,553.2 million to refinance the equivalent amount of the remaining Tranche B-4 borrowings at a rate equal to SOFR plus 2.50% or ABR plus 1.50% with a maturity date of February 21, 2031.

Concurrently with the IPO, we issued 8,000,000 TEUs, which have a stated amount of $50.00 per unit. Each TEU is comprised of a prepaid stock purchase contract (“Purchase Contract”) and a senior amortizing note (“Amortizing Note”) due February 1, 2027, each issued by the Company. Refer to Note 7 within our consolidated financial statements and related notes in this Annual Report on Form 10-K for further discussion.

Our outstanding debt as of December 31, 2024 was $2,683.3 million, which is primarily comprised of $2,546.8 million outstanding under the First Lien Facility, $63.3 million outstanding under the Revolver, and $53.8 million outstanding related to Amortizing Notes.

The First Lien Credit Agreement described above contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances, or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change their lines of business or fiscal year. In addition, under the Revolving Credit Facility, the Company will not permit the consolidated first lien secured debt to consolidated EBITDA (as defined in the First Lien Credit Agreement) ratio to be greater than 6.90 to 1.00, which shall be tested as of the end of the most recent quarter at any time when the aggregate revolving credit loans exceed 35% of the total revolving credit commitments. We were in compliance with all applicable financial covenants under the First Lien Facilities as of December 31, 2024.

Interest Rate Swap Agreements

To manage fluctuations in cash flows resulting from changes in the variable rates, the Company entered into three receive-variable, pay-fixed interest rate swap agreements, with a combined notional value of $2.0 billion, all effective September 30, 2022 with a maturity date of September 30, 2025. The refinancings of existing term debt in 2024, did not result in a change to the terms of the interest rate swap agreements. For years ended December 31, 2024 and 2023, interest expense, net includes interest income related to cash flow hedges of interest rate risk of $35.3 million and $31.4 million, respectively.

The table below summarizes the total outstanding debt of the Company:

($ in thousands)	Rate		Long-term obligation and note payable		Interest Expense
	December 31,	December 31,	December 31,	December 31,	Fiscal Year	Fiscal Year
	2024	2023	2024	2023	2024	2023
First Lien - payable to lenders at SOFR plus applicable margin	—	8.72%	$—	$1,719,360	$18,151	$123,564
First Lien Tranche B-2 and B-3 - payable to lenders at SOFR plus applicable margin	—	8.97%	—	1,189,975	12,923	88,078
First Lien Incremental Term Loan Tranche B-4 - payable to lenders at SOFR plus applicable margin	—	—	—	—	150,759	—
First Lien Incremental Term Loan Tranche B-5 - payable to lenders at SOFR plus applicable margin	6.86%	—	2,546,787	—	8,857	—
Second Lien - payable to lenders at SOFR plus applicable margin	—	13.97%	—	450,000	4,482	52,423
Revolving Credit Loans - payable to lenders at SOFR plus applicable margin	7.61%	9.59%	—	50,000	331	3,371
Swingline Loans and Base Rate Loans - payable to lenders at ABR plus applicable margin	9.75%	11.75%	63,300	700	10,602	10,350
Amortizing Notes			53,804	—	4,899	—
Notes payable and other			19,428	4,356	316	2
Amortization of deferred financing costs & other, net of interest income from cash flow hedges			—	—	(20,774)	(5,889)
Total debt			$2,683,319	$3,414,391	$190,546	$271,899
Less: debt issuance costs, net			72,736	50,177
Total debt, net of debt issuance costs			2,610,583	3,364,214
Less: Current portion of long-term debt			48,725	32,273
Total long-term debt, net of current portion			$2,561,858	$3,331,941

Our Company leverage, as calculated under our First Lien Credit Facilities, was 4.16x at December 31, 2024. Our Company leverage, as calculated under our First Lien Facilities and the Second Lien Credit Agreement, was 5.86x at December 31, 2023.

Off-Balance Sheet Arrangements

As of December 31, 2024 and 2023, we did not have any material off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2024 and 2023, we were not involved in any unconsolidated SPE transactions. We do enter into letters of credit in the normal course of our operations.

Critical Accounting Policies and Use of Estimates

In preparing our consolidated financial statements in conformity with U.S. GAAP, we must use estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures and the reported amounts of revenue and expenses. In general, our estimates are based on historical experience and various other assumptions we believe are reasonable under the circumstances. We evaluate our estimates on an ongoing basis and make changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from those estimates.

We consider our critical accounting policies and estimates to be those that involve significant judgments and uncertainties and may potentially result in materially different results under different assumptions and conditions. See Note 1 “Significant Accounting Policies” to our audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K for a summary of all of our significant accounting policies.

Revenue Recognition

The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress. Additionally, as a policy, where we are required to collect sales taxes from our customers, revenue is recognized net of any taxes collected, and the sales tax amounts are recorded as a liability until remitted to the governmental taxing authorities.

Revenues and the associated receivables are based upon the actual reimbursements to be received and include contractual allowances based upon historical trends, contractual reimbursement terms, and other factors which may impact ultimate reimbursement. Amounts are adjusted to actual reimbursed amounts based upon cash receipts.

Pharmacy Solutions

Pharmacy Solutions revenues are generated from the products and services provided in association with the distribution of prescription drugs to consumers primarily under contracts with Prescription Drug Plans, or PDPs, under Medicare Part D, state Medicaid programs, long-term care institutions, third party insurance companies, and private payors. Services provided include individualized medication management and support, staff and patient support programs and solutions, regulatory support, and product delivery. When an order for a prescription is placed with the Company, it creates the performance obligation to deliver a prescription and related services. The performance obligation is satisfied at a point in time upon shipment for specialty pharmacies and upon delivery for other pharmacies. Revenues are recognized at a point in time when the associated performance obligations are satisfied at the contractual rate established at or before the time the performance obligation is satisfied.

Provider Services

Provider Services revenues are generated from providing care services directly to consumers under contracts with state, local, and other governmental agencies, as well as commercial insurance companies, long-term care insurance policies, private pay customers, and management contracts with private operators. Generally, these contracts, which are negotiated based on current contract practices as appropriate for the payor, establish the terms of a customer relationship, and set the broad range of terms for services to be performed at a stated rate. The contracts do not give rise to rights and obligations until a service request is placed with the Company. Contract terms vary but generally are for one year or less with available renewal options and a 30 – 60-day reimbursement period. When a service request is placed with the Company, it creates the performance obligation to provide a defined quantity of service hours per patient. Performance obligations to deliver patient care services are satisfied over time and revenue is recognized using a time-based input method to measure progress against the contract between the Company and the customer, given that consumers simultaneously receive and consume the benefits provided by the Company as the services are performed. Revenues are recognized over a period of time as the services are rendered at the contractual rate established at or before the time services are rendered; thus, there are no forms of variable consideration associated with the various revenue streams.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable primarily consist of amounts due from PDPs under Medicare Part D, institutional healthcare providers, state Medicaid programs, other government agencies, third-party insurance companies, and private payors. The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration factors such as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators, and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for credit losses to reduce the carrying value of such receivables to the extent it is probable that a portion or all of a particular account will not be collected, with the related expense recorded as a component of selling, general, and administrative expenses.

Goodwill and Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change, that would more-likely- than-not reduce the fair value of the reporting unit below its carrying amount.

The Company performs an annual goodwill impairment test on October 1st of each year for each reporting unit. The Company first assesses certain qualitative factors to determine whether the existence of events or circumstances would indicate that it is more-likely-than-not that the fair value of a reporting unit was less than its carrying amount. If after assessing the totality of events and circumstances, we were to determine that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then we would perform quantitative impairment testing. The quantitative impairment test is a single-step process. The process requires the Company to estimate and compare the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, the goodwill is not considered impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, the reporting unit’s goodwill is deemed impaired, and an impairment charge is recognized based on the excess of a reporting unit’s carrying amount over its fair value.

A reporting unit is either an operating segment or one level below the operating segment. The Company has six reporting units: Institutional Pharmacy, Specialty Solutions, Home Infusion, Hospice Pharmacy, Behavioral Health, and Home Health & Therapies. The Community Living business represents a portion of the Behavioral Health reporting unit. Through November 1, 2022, the Company had a seventh reporting unit, Workforce Solutions, which was sold effective November 1, 2022.

In each of 2024, 2023, and 2022, we performed a quantitative assessment of all reporting units as of October 1. We engaged a third-party valuation firm to assist in calculating each reporting unit’s fair value, which is derived using a combination of both income and market approaches. The material assumptions underlying the estimate of fair value of each reporting unit included the following:

•
Future cash flow assumptions—the projections for future cash flows utilized in the model were derived from historical experience and assumptions regarding future growth and profitability of each reporting unit. These projections are consistent with our operating budget and strategic plan. Beyond the forecasted period, a long-term growth rate was utilized to determine a terminal value that reflects our estimate of stable and perpetual growth.
•
Weighted average cost of capital (WACC)—the WACC is the rate used to discount each reporting unit’s estimated future cash flows. The WACC is calculated based on a proportionate weighting of the cost of debt and equity. The cost of equity is based on a capital asset pricing model and includes a company-specific risk premium to capture the perceived risks and uncertainties associated with each reporting unit’s projected cash flows.
•
Market approach—the market approach measures the value of an asset through the analysis of publicly traded companies or present sales of similar businesses. The analysis entails measuring the multiple of sales and/or EBITDA at which the comparables are currently trading or were purchased.
•
Equal weighting was applied to the discounted cash flow analysis or income approach (50%) and the market approach (50%).

2024 Goodwill Impairment Analysis

As of October 1, 2024, our six reporting units had an aggregate carrying amount of $4.3 billion. Our Behavioral Health, Specialty Solutions, and Hospice Pharmacy reporting units had fair values that substantially exceeded their respective carrying amounts and an aggregate goodwill balance of $599.2 million.

Our Home Infusion, Home Health and Therapies, and Institutional Pharmacy reporting units had fair values that exceeded their carrying amounts by less than 25%, carrying amounts of $290.0 million, $1.8 billion, and $1.1 billion and goodwill balances of $192.5 million, $1.4 billion, and $454.0 million, respectively.

Notwithstanding our belief that the assumptions we used for WACC and long-term growth rates in our impairment testing were reasonable, we performed sensitivity analyses for the Home Infusion, Home Health and Therapies and Institutional Pharmacy reporting units. The results of these sensitivity analyses on our impairment tests revealed that if there was a hypothetical 1% increase in the WACC or a hypothetical 1% decrease in the long-term growth rate, the fair value of the Home Infusion, Home Health and Therapies, and Institutional Pharmacy reporting units each would continue to be in excess of its carrying amount. We believe that our estimates and assumptions used in the 2024 goodwill impairment tests are reasonable but are subject to change from period to period. Actual results of operations and other factors may differ from the estimates used and it is possible that differences could be significant. A change in the estimates we use could result in a decline in the estimated fair values derived in the 2024 impairment testing.

We then conducted an analysis of market data inputs and risk considerations in the period since the 2024 impairment test date and do not believe that market or risk considerations changed materially. Further, we had no substantial changes in our long-term projections between those used in the 2024 impairment test. Therefore, we do not believe there were any material changes to the conclusions reached with no impairment of goodwill and indefinite-lived intangible assets.

2023 and 2022 Goodwill Impairment Analyses

Our 2023 goodwill impairment analysis concluded that the fair value of the Behavioral Health, Specialty Solutions, Hospice Pharmacy, and Home Infusion reporting units were each substantially in excess of carrying value. Our Home Health and Therapies and Institutional Pharmacy reporting units had fair values that exceeded their carrying amounts by less than 10%, carrying amounts of $1.6 billion and $1.2 billion, and goodwill balances of $1.4 billion, and $447.0 million, respectively.

Our 2022 goodwill impairment analysis concluded that the fair value of the Home Health and Therapies, Behavioral Health, Institutional Pharmacy, Specialty Pharmacy and Home Infusion reporting units were each substantially in excess of carrying value. Our Hospice Pharmacy and Workforce Solutions reporting units had carrying amounts that exceeded their respective fair values, and an aggregate carrying amount of $332.1 million. We recognized non-cash goodwill impairment charges of $25.5 million and $15.4 million related to the Hospice Pharmacy and Workforce Solutions reporting units, respectively, during the year ended December 31, 2022. Following the goodwill impairment charges, the Hospice Pharmacy and Workforce Solutions reporting units had goodwill balances of $92.1 million and $77.4 million, respectively.

The Company’s intangible assets are comprised primarily of trade names, customer contracts and relationships, and licenses, which are amortized on a straight-line basis over their estimated useful lives, which is generally two to twenty years. The Company’s indefinite-lived intangible assets are comprised of indefinite lived licenses, which are reviewed for impairment annually or more frequently if events occur or circumstances change that would more-likely-than-not reduce the fair value of the intangible asset below its carrying amount. We elected to perform a qualitative assessment for our intangible assets for our annual impairment test in the fourth quarter of 2024, 2023 and 2022. As a result of our qualitative analyses, we determined that it was more-likely-than-not that the fair values of our indefinite-lived intangible assets were greater than their carrying values. We recorded intangible impairment of $1.7 million, $1.5 million, and $0.4 million related to definite-lived intangible licenses for the years ended December 31, 2024, 2023, and 2022 respectively.

The estimates and assumptions we use to estimate fair values when performing quantitative assessments are highly subjective judgments based on our experience and knowledge of our operations. Significant changes in the assumptions used in our analysis could result in an impairment charge related to goodwill or the indefinite-lived intangible assets. Circumstances that could result in changes to future estimates and assumptions include, but are not limited to, expectations of lower revenue growth, which can be caused by a variety of factors, fluctuations in comparable company and acquisition market multiples, increases in income tax rates, and increases in discount rates.

Self-insurance

The Company is self-insured for a substantial portion of the Company’s general and professional liability, automobile liability, workers’ compensation risks, and health benefits, subject to certain stop loss coverage at a high level of losses. Given the policy limits and high deductibles and/or self-insured retentions on many of the Company’s insurance programs, the vast majority of claims may not be paid by third-party insurance.

The Company’s self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost of reported claims and claims incurred but not reported as of the balance sheet date. The Company’s provisions for losses for workers’ compensation and health benefit risks are based upon actuarially determined estimates and include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. The Company’s provisions for general and professional and automobile liabilities are recorded on a claims-made basis, which includes estimates of fully developed losses for both reported and unreported claims. Accruals for general and professional and automobile liabilities are based on analyses performed internally by management.

On a quarterly basis, the Company evaluates the assumptions and the valuations to determine the adequacy of the self-insurance liabilities. The following are certain of the key assumptions and other factors that significantly influence the Company’s estimate of self-insurance liabilities: historical claims experience; trending of loss development factors; trends in the frequency and severity of claims; coverage limits of third-party insurance; demographic information; medical cost inflation; and payroll dollars. Any adjustments to the liabilities are reflected in earnings in the period identified.

The time period to resolve claims can vary depending upon the jurisdiction, the nature, and the form of resolution of the claims. The estimation of the timing of payments beyond a year can vary significantly. In addition, if current and future claims differ from historical trends, our estimated liabilities for self-insured claims may be significantly affected. The Company’s self-insurance liabilities for workers’ compensation are discounted based on actuarial estimates of claim payment patterns.

The Company believes the provision for loss is adequate for claims that have been reported but not paid and for claims that have been incurred but not reported. Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed management’s estimates. If actual results are not consistent with the assumptions and judgments, the Company may be exposed to gains or losses that could be material.

Recent Accounting Pronouncements

Refer to Note 1 “Significant Accounting Policies” within our audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K for further discussion.